Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:     Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

Winchester, Virginia (February 22, 2006) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the third quarter ended January 31, 2006.

Net sales increased 4% from the prior year to $191,143,000.  Sales of core products grew at a rate of 6%, as compared with the Company’s previous forward guidance of 4% to 8%. During the third quarter, the Company commenced its previously announced transition out of certain low margin products. The Company had previously issued forward guidance that anticipated overall net sales growth, inclusive of the transition impact, of 0% to 4%.

Net income for the quarter was $6,069,000 or $0.37 per diluted share, compared with net income of $7,083,000, or $0.42 per diluted share, in the prior year. Net income was above the Company’s previous forward guidance of $0.20 to $0.30 per diluted share.

Gross profit was 17.5% of sales, down from 18.8% in the previous year. The reduced gross profit margin was driven primarily by higher manufacturing overhead in relation to sales, as two new plants that opened in fiscal 2005 were not yet fully utilized. Transportation expense also rose due to higher fuel costs, inflation in rate structures and additional cost from switching selected carriers to improve customer service.

Gross margins improved sequentially from 15.7% in the second quarter that ended in October 2005, as improved operations and efficiencies from previously announced initiatives to improve productivity and reduce spending were realized.

Selling, general and administrative costs declined from 12.5% in the previous year to 12.4% of net sales, due to the impact of cost management efforts and lower costs related to the Company’s pay-for-performance employee incentive plans.

Looking forward to the fourth fiscal quarter of 2006, the Company expects a continued positive environment for remodeling orders and less robust, but still healthy, new construction order rates. The Company expects sales of core products to grow by mid-single-digits, offset by the impact of its continued transition out of low-end products. Inclusive of the transition, the Company expects that total sales will be roughly flat, ranging from a 2% decline to a 2% increase. The Company further expects that gross margin will continue to increase sequentially and exceed that of the prior year, driven by seasonally higher sales volumes, favorable impact from operational improvements and pricing actions, and relatively stable material and fuel costs. Overall, the Company expects that net income will be in the range of $0.45 to $0.50 per diluted share, as compared with $0.44 in the fourth quarter of last year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended January 31		Nine Months Ended January 31
	2006	2005	2006	2005
Net Sales	$191,143	$183,175	$621,242	$569,858
Cost of Sales & Distribution	157,788	148,794	517,270	453,937

Gross Profit	33,355	34,381	103,972	115,921
Sales & Marketing Expense	17,877	16,623	53,805	49,154
G&A Expense	5,833	6,215	18,468	20,724

Operating Income	9,645	11,543	31,699	46,043
Interest & Other (Income) Expense	(144)	(68)	(205)	(86)
Income Tax Expense	3,720	4,528	12,208	17,990

Net Income	$6,069	$7,083	$19,696	$28,139

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,464,508	16,989,909	16,657,573	16,896,086
Earnings Per Diluted Share	$0.37	$0.42	$1.18	$1.67

Balance Sheet

	January 31 2006	April 30 2005
Cash & Cash Equivalents	$32,727	$24,406
Customer Receivables	37,827	52,877
Inventories	66,837	65,213
Other Current Assets	15,812	14,158

Total Current Assets	153,203	156,654
Property, Plant & Equipment	179,469	185,513
Other Assets	18,798	19,001

Total Assets	$351,470	$361,168

Current Portion – Long-Term Debt	$1,317	$1,046
Accounts Payable & Accrued Expenses	65,066	81,496

Total Current Liabilities	66,383	82,542
Long-Term Debt	28,294	29,217
Other Liabilities	32,457	34,218

Total Liabilities	127,134	145,977
Stockholders’ Equity	224,336	215,191

Total Liabilities & Stockholders’ Equity	$351,470	$361,168